FORM 4

    (   )  Check this box if no longer
      subject to Section 16.  Form 4
      or Form 5 obligations may continue.
      See Instruction 1(b).

      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |   OMB APPROVAL      |
    STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP   |_____________________|
                                                   |OMB NUMBER: 3235-0287|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
   ____________________________________________________________________________
   1. Name and Address of Reporting Person
      Gilbert D. Scharf
      P.O. Box 1124
      Ponte Verda Beach, Florida  32004
   ____________________________________________________________________________
   2. Issuer Name and Ticker or Trading Symbol
      Niagara Corporation; NIAG
   ____________________________________________________________________________
   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

   ____________________________________________________________________________
   4. Statement for Month/Year
      09/96
   ____________________________________________________________________________
   5. If Amendment, Date of Original (Month/Year)

   ____________________________________________________________________________
   6. Relationship of reporting person to Issuer (Check all applicable)
      ( X) DIRECTOR
      (  ) 10% OWNER
      ( X) OFFICER (GIVE TITLE BELOW)
      (  ) OTHER (SPECIFY TITLE BELOW)

      Vice President, Secretary and Treasurer

   ____________________________________________________________________________
   7. Individual, or Joint/Group Filing (Check all applicable)
      ( X) Form filed by One Reporting Person
      (  ) Form filed by More than One Reporting Person

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   TABLE I
   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
   ____________________________________________________________________________
   1. Title of Security (Instr. 3)

   ____________________________________________________________________________
   2. Transaction Date (Month/Day/Year)

   ____________________________________________________________________________
   3. Transaction Code (Instr. 8)

   ____________________________________________________________________________


   4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)

   ____________________________________________________________________________
   5. Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)

   ____________________________________________________________________________
   6. Ownership Form: Direct(D) or Indirect(I) (Instr. 4)

   ____________________________________________________________________________
   7. Nature of Indirect Beneficial Ownership (Instr. 4)

   ____________________________________________________________________________
   Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
   ============================================================================
   TABLE II
   Derivative Securities Acquired, Disposed of, or Beneficially Owned
   (e.g., Puts, Calls, Warrants, Options, Convertible securities)
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 3)
      Nonqualified Stock Option (right to buy)
   ____________________________________________________________________________
   2. Conversion or Exercise Price of Derivative Security
      $5.50
   ____________________________________________________________________________
   3. Transaction Date (Month/Day/Year)
      09/13/96
   ____________________________________________________________________________
   4. Transaction Code (Instr. 8)
      A; V
   ____________________________________________________________________________
   5. Number of Derivative Securities Acquired (A) or Disposed of (D)
      (Instr. 3, 4, and 5)
      10,000* (A)
   ____________________________________________________________________________
   6. Date Exercisable and Expiration Date (Month/Day/Year)
      Exercisable:  09/13/96      Expiration Date:  09/13/06
 ____________________________________________________________________________
   7. Title and Amount of Underlying Securities (Instr. 3 and 4)
      Common Stock; 10,000
   ____________________________________________________________________________
   8. Price of Derivative Securities (Instr. 5)
      N/A
   ____________________________________________________________________________
   9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)

   ____________________________________________________________________________
   10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
      (Instr. 4)
        D
   ____________________________________________________________________________
   11. Nature of Indirect Beneficial Ownership (Instr. 4)
       N/A
   ____________________________________________________________________________
   1. Title of Derivative Security (Instr. 3)
      Nonqualified Stock Option (right to buy)
   ____________________________________________________________________________
   2. Conversion or Exercise Price of Derivative Security
      $5.50
   ____________________________________________________________________________
   3. Transaction Date (Month/Day/Year)
      09/13/96

   ____________________________________________________________________________
   4. Transaction Code (Instr. 8)
      A; V
   ____________________________________________________________________________
   5. Number of Derivative Securities Acquired (A) or Disposed of (D)
      (Instr. 3, 4, and 5)
      5,000* (A)
   ____________________________________________________________________________
   6. Date Exercisable and Expiration Date (Month/Day/Year)
      Exercisable:  09/13/97      Expiration Date:  09/13/06
 ____________________________________________________________________________
   7. Title and Amount of Underlying Securities (Instr. 3 and 4)
      Common Stock; 5,000
   ____________________________________________________________________________
   8. Price of Derivative Securities (Instr. 5)
      N/A
   ____________________________________________________________________________
   9. Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)
      15,000
   ____________________________________________________________________________
   10. Ownership Form of Derivative Security: Direct(D) or Indirect(I)
      (Instr. 4)
       D
   ____________________________________________________________________________
   11. Nature of Indirect Beneficial Ownership (Instr. 4)
       N/A
   ____________________________________________________________________________
   EXPLANATION OF RESPONSES:

   * Granted 15,000 Nonqualified Stock Options under the Company's 1995 Stock Option Plan.


                                                       10/08/96
   ** SIGNATURE OF REPORTING PERSON                     DATE

   /s/ Gilbert D. Scharf
   _____________________________

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78FF(A).